Exhibit 10.3

March 26, 2014

Renu Gupta

Executive VP Development &

Chief Medical Officer

Insmed Incorporated

9 Deer Park Drive, Suite C

Monmouth Junction, NJ 08852

Dear Renu:

This letter confirms our mutual agreement regarding the terms and conditions of your transition   and separation (“Transition and Separation Agreement”) from employment with Insmed, Inc. (“Insmed” or the “Company”).  You and the Company agree as follows:

1.                                      Transition to Special Advisor.  Provided that you execute this letter and the release attached hereto as Exhibit A, you last day of employment with the Company in your current role as Chief Medical Officer (“CMO”) will be April 18, 2014, (“Last Day as CMO”) and beginning on April 21, 2014, the Company will employ you in a role titled Special Advisor to the Chief Executive Officer (“CEO”).

2.                                      Role as Special Advisor: As Special Advisor to the CEO, your sole responsibility will be to work directly for the CEO of the Company on primarily three (3) areas.  Those three (3) areas are:

i)                                         The convening of a Scientific Advisory Board (“Board”) that will serve Insmed and address any important scientific questions related to Arikayce and other areas as identified and requested by the CEO.  You will serve as either Chair, or Co-Chair, of the Scientific Advisory Board as determined by the CEO, and you may continue serving in that capacity beyond October 21st, 2014, the effective date of your separation, at the discretion of the CEO .

ii)                                      Advise the CEO on any areas of potential future development of Arikayce.

iii)                                   Identify and evaluate, as directed by the CEO, ground breaking scientific advances in the field of pulmonary and infectious disease which are consistent with any imperatives addressed or expressed by the CEO and the Board of Directors of the Company.

After your Last Day as CMO, you agree not to carry out any other duties, take on any other responsibilities, or make any public statement concerning the Company’s business operations, except as expressly directed by the CEO, and consistent with your experience and expertise, including but not limited to the three areas described above. You will not be required to report to the office on a daily basis.  While serving as Special Advisor to the CEO, you will receive up to twelve (12) hours per week of administrative support from a staff member to be designated by the Company.

3.                                      Compensation and Benefits in Role as Special Advisor:  Your compensation and benefits set forth in Sections 4 (“Compensation”) and 5 (“Expense Reimbursement and other Benefits”) of the Employment Agreement between you and the Company, which was made and entered into on January 31, 2011 and effective on December 2, 2010 (the “2010 Employment Agreement”) will continue in full force and effect during your employment with the Company as Special Advisor to the CEO.  During your employment as Special Advisor to the CEO, all Equity Awards (as defined in the 2010 Employment Agreement) will continue to vest.

4.                                      Transition Period:  Unless the terms set forth in this Transition and Separation Agreement are extended or modified in writing by mutual agreement of you and the Company, your employment with the Company as Special Advisor to the CEO will begin on April 21 2014 and end on October 21, 2014 (“Transition Period”).  During the Transition Period, the Company shall have the right, in its sole discretion, to terminate its employment relationship with you at any time.  If the Company terminates your employment prior to October 21, 2014, and at the time of your termination you are an employee in good standing, execute and do not revoke both this Transition and Separation Agreement, and the Release attached as Exhibit B, and provided you abided by the terms and conditions of this Transition and Separation Agreement, carried out all the advisor duties required by the CEO, and return all Company property, you will receive the Supplemental Severance described in Section II of Exhibit A.

5.                                      Severance and Supplemental Severance:  Regardless of whether you sign this Transition and Separation Agreement, and only upon the termination of your employment with the Company, the Company will provide you with the payments and benefits provided for under Section 6(g) (“Termination by Executive Without Good Reason”) of the 2010 Employment Agreement, and which are described in Section I of Exhibit A, attached hereto.  This Transition and Separation Agreement will become effective upon execution of this Agreement (which release must be executed on or before April 16, 2014, and the expiration of the seven (7) day revocation period provided for in Paragraph 17(g) herein.  You will be eligible to receive the Supplemental Severance described in Section II of Exhibit A only upon your last day of employment as Special Advisor, provided that you have executed both this Transition and Separation Agreement and the Release attached as Exhibit B on your last day of employment with the company, have abided by the terms and conditions of this Transition and Separation Agreement, carried out all the advisor duties required by the CEO, and returned all Company property.

6.                                      Release.

a)                                     In consideration of (i) the Company continuing to employ you in the role of Special Advisor to the CEO, (ii) the continued vesting during your employment as Special Advisor of all Equity Awards set forth in the 2010 Employment Agreement, and (iii) your eligibility to receive Supplemental Severance by executing the agreement and release attached hereto as Exhibit B (which release must be executed on, but not before, your last day of employment with the Company), you agree to the fullest extent permitted by law to waive, release and forever discharge the Company and each of its past and current parents, subsidiaries, affiliates and each of its and their respective past and current directors, officers, trustees, employees, representatives, agents, employee benefit plans and such plans’ administrators, fiduciaries, trustees, record-keepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”) from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until the date of execution of this Transition and Separation Agreement, arising out of, or relating in any way to, your employment relationship with the Company or the Company Releasees or other associations with the Company or the Company Releasees or any termination thereof.  Without limiting the generality of the foregoing, this waiver, release, and discharge, includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq. (“ERISA”) (excepting claims for vested pension benefits, to the extent such vested benefits may exist), the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12101, et seq., the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Older Workers Benefit Protection Act (“OWBPA”), the Family and Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act (“FLSA”), 29 U.S.C. § 201 et seq., the New Jersey Law Against Discrimination, N.J. Stat. § 10:5-1 et seq. (“NJLAD”), the New Jersey Equal Pay Act, N.J.S.A. § 34:11-56.2 et seq., the New Jersey Civil Rights Law, N.J.S.A. § 10:1-1 et seq., the Conscientious Employee Protection Act, N.J. Stat. Ann. § 34:19-1 et seq. (“CEPA”), the New Jersey Family Leave Act (“NJFLA”), N.J. Stat. Ann. § 34:11B-1 et seq., New Jersey Wage and Hour Law, N.J.S.A. § 34:11-56a et seq., New Jersey WARN Laws, N.J.S.A. 34:21-1, et seq., the New Jersey Constitution, the common law of the State of New Jersey (including, but not limited to, “Pierce claims”), and any and all other federal, state, county, or local common laws, statutes, ordinances, or regulations, including, without limitation, claims of unlawful discharge, retaliation, breach of contract, quantum meruit, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, or claims for additional compensation or benefits arising out of your employment or the termination therefrom, and any claims for attorneys’ fees and costs.

b)                                     Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting:  (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any claim or right that may arise after the execution of this Agreement; or (v) any claim or right you may have under this Agreement.  In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state agency or your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Paragraph 6(a), you are waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation or proceeding. To the extent you receive any personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payments made pursuant to Section II of Exhibit A attached to this Agreement.

7.                                      Violations of Any Law or of the Company’s Code of Conduct.  You hereby agree, promise and covenant that during your employment with the Company, you did not violate any federal, state or local law, statute or regulation while acting within the scope of your employment with the Company, nor did you violate the Company’s Code of Conduct while acting within the scope of your employment with the Company.  You acknowledge and understand that if the Company should discover any such violation after your execution of this Agreement and your separation from employment with the Company, it will be considered a material breach of this Agreement, and all of the Company’s obligations to you hereunder will become immediately null and void.

8.                                      Return of Property.  Upon termination of your employment, you agree to promptly return to the Company all of its property, including, but not limited to, equipment files, documents, identification cards, credit cards, keys, equipment, software and data, however stored.  You agree that this shall apply whether  you, or the Company, terminate your employment.

9.                                      Transition. To the extent the CEO deems necessary, you agree that you will assist the Company with the transition of your responsibilities during the Transition Period.

10.                               Cooperation. You agree that upon the Company’s reasonable notice to you, you shall cooperate with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to any past, present or future legal or regulatory matters that relate to or arise out of matters you have knowledge about or have been involved with during your employment with the Company.  In the event that such cooperation is required, you will be reimbursed for reasonable expenses incurred in connection therewith.  You agree that this provision shall apply with equal force and effect both during and after the Transition Period.

11.                               Confidentiality of the Agreement.  Except as expressly permitted in Paragraph 15 of this Agreement or if otherwise required by law, the parties, including the Company Releasees, shall not disclose the existence of this Agreement, the terms of this Agreement, or the circumstances or allegations giving rise to this Agreement, to any person other than their respective attorneys, immediate family members, accountants, financial advisors or corporate employees who have a business need to know such terms in order to approve or implement such terms.

12.                               Protection of Confidential Information.

a)                                     You hereby acknowledge your existing obligation to maintain the confidentiality of the Company’s information along with the other post-employment obligations contained in Section 7 (“Restrictive Covenants”) of the 2010 Employment Agreement.

b)                                     Without limiting the generality of the foregoing obligations set forth in Paragraph 12(a), you agree that, except as expressly permitted in Paragraph 15 of this Agreement, or if otherwise required by law, you will not at any time, directly or indirectly, disclose any trade secret, confidential or proprietary information you have learned by reason of your association with the Company (the “Confidential Information”) or use any such Confidential Information to the detriment of the Company, its parents, affiliates or subsidiaries, or to the benefit of any business or enterprise that competes with the Company, its parents, affiliates or subsidiaries.  Confidential Information is deemed to include, but is not limited to, information pertaining to Company strategic plans, advertising and marketing plans, sales plans, formulae, processes, methods, machines, ideas, concepts, new product developments, proposed launches, discontinuance of existing products, product and consumer testing data, sales and market research, technology research and development, budgets, profit and loss data, raw material costs, identity of suppliers, customer lists, customer information, employee information, improvements, inventions, and associations with other organizations that the Company has not previously made public.  Confidential Information does not include information that can be shown by written evidence to be in the public domain at the time of disclosure by you or that is publicized or otherwise becomes part of the public domain through no fault of your own.

13.                               Non-Disparagement.

a)                                     You agree that you shall not at any time make any written or verbal comments or statements of a defamatory or disparaging nature regarding the Company and/or the Company Releasees or their personnel or products and you shall not take any action that would cause the Company and/or the Company Releasees or their personnel or products any embarrassment or humiliation or otherwise cause or contribute to their being held in disrepute.

b)                                     The Company agrees that it will use its best efforts to ensure that none of its representatives makes any written or verbal comments or statements of a defamatory or disparaging nature regarding you or takes any action that would cause you any embarrassment or humiliation or otherwise cause or contribute to your being held in disrepute while they are employed by the Company and acting in their capacity as Company representatives.

14.                               Non-Assistance to Sue.  You agree that you will not encourage or incite other current or former employees of the Company to assert any complaint, claim or charge, or to initiate any legal proceeding of any kind, against the Company or any former or present director, officer, agent, or employee, thereof.

15.                               Permitted Conduct.  Nothing in this Agreement shall prohibit or restrict you, the Company, or our respective attorneys from:  (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, including all exhibits, or as required by law or legal process; or (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, including, but not limited to, the Company’s Legal Department, the Securities & Exchange Commission, and/or pursuant to the Dodd-Frank Act or Sarbanes-Oxley Act; provided that, to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, the disclosing party gives prompt written notice to the other party so as to permit such other party to protect such party’s interests in confidentiality to the fullest extent possible.

16.                               Non-Admission.  It is understood and agreed that neither the execution of this Agreement, including Exhibit A, nor the terms of the Agreement, including Exhibit A, constitute an admission of liability to you by the Company or the Company Releasees, and such liability is expressly denied.  It is further understood and agreed that no person shall use the Agreement, including Exhibit A, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.

17.                               Acknowledgments.  You hereby acknowledge that:

a)                                     No aspect of your transition from CMO to Special Advisor to the CEO shall constitute, or be construed to fall within the meaning of, “Good Reason” as that term is defined in Section 1(u) of the 2010 Employment Agreement;

b)                                     The Company hereby advises you to consult with an attorney before signing this Agreement;

c)                                      You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement and all exhibits or you have knowingly and voluntarily chosen not to do so;

d)                                     You freely, voluntarily and knowingly entered into this Agreement after due consideration;

e)                                      You have had a minimum of twenty-one (21) days to review and consider this Agreement and all exhibits;

f)                                       You and the Company agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for in Paragraph 17(e) above;

g)                                      You have a right to revoke this Agreement by notifying the undersigned Company representative in writing, via hand delivery, facsimile or electronic mail, within seven (7) days of your execution of this Agreement;

h)                                     In exchange for your waivers, releases and commitments set forth herein, and in Exhibits A and B, including your waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits and other considerations that you are receiving pursuant to this Agreement and all Exhibits exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and

i)                                         No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement and/or Exhibits A and B.  Your employment remains at-will and this Agreement does not confer upon you any right or obligation to continue in the employ of the Company for any period of time.

18.                               Revocation by the Company.  You agree that if you fail to execute and return this Agreement to the Company within the time specified herein for your review and consideration, the promises and agreements made by the Company herein will be revoked.

Miscellaneous.

a)                                     Entire Agreement.  This Agreement, including all exhibits, sets forth the entire agreement between you and the Company and replaces any other oral or written agreement between you and the Company relating to the subject matter of this Agreement, Exhibit A, or Exhibit B, except for your prior obligations of confidentiality as provided for in Paragraph 12 above, which shall continue in full force and effect.

b)                                     Governing Law.  This Agreement, shall be construed, performed, enforced and in all respects governed in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflicts of law thereof.  Additionally, all disputes arising from or related to this Agreement and/or exhibits shall be brought in a state or federal court situated in the State of New Jersey, Mercer County and the parties hereby expressly consent to the jurisdiction of such courts for all purposes related to resolving such disputes.

c)                                      Severability.  Should any provision of this Agreement, including any exhibit, be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.

d)                                     Amendments.  This Agreement may not be modified or amended, except upon the express written consent of both you and the Company.

e)                                      Breach.  You acknowledge that if you breach your commitments to the Company agreed upon in Paragraphs 2, 6, 7, 8, 9, 10, 11, 12, 13, and/or 14, you will forfeit all eligibility to receive the Supplemental Severance set forth in Paragraph 5 and Section II of Exhibit A attached hereto, and be subject to suit by the Company for damages and equitable relief relating to such breach.

f)                                       Waiver.  A waiver by either party hereto of a breach of any term or provision of the Agreement, including all exhibits, shall not be construed as a waiver of any subsequent breach.

g)                                      Effective Date.  This Transition and Separation Agreement shall become effective upon your execution below, and until the seven (7) day revocation period provided for in Paragraph 17(g) has expired.  Further, you will not be entitled to the Supplemental Severance set forth in Paragraph 5 and in Section II of Exhibit B attached hereto unless and until you execute the agreement and release attached hereto as Exhibit B (which must be executed on but not before your last day of employment with the Company.)

If the above accurately states our agreement, including the separation, waiver and release, kindly sign below and return this original Agreement to me by no later than April 16, 2014.  I will sign it and return a copy to you.  Please sign and return Exhibit B on, but not before, your Last Day of Employment with the Company.

Sincerely,

INSMED, INC.

By:	/s/ William H. Lewis
William H. Lewis
President & CEO

Date:	16 April 2014

UNDERSTOOD, AGREED TO
AND ACCEPTED WITH THE
INTENTION TO BE LEGALLY BOUND:

/s/ Renu Gupta, M.D.
Renu Gupta, M.D.

Date:	16 April 2014

Enclosures

EXHIBIT A

NAME: Renu Gupta, M.D.

SUMMARY OF PAYMENTS AND BENEFITS.

SECTION I: SUMMARY OF PAYMENTS AND BENEFITS:

(1)                   Regardless of whether you sign the Transition and Separation agreement embodied in the attached letter dated March 26, 2014, and provided that you remain an employee in good standing, abide by the terms of the 2010 Employment Agreement and continue to satisfactorily perform your duties and responsibilities, and only upon the termination of your employment with the Company ,

(a)           You will receive as follows:

(i)                                     all accrued unpaid Base Salary under the 2010 Employment Agreement through your Last Day as CMO;

(ii)                                  any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 5(a) of the 2010 Employment Agreement, to the extent incurred during your employment with the Company;

(iii)                               any accrued by unpaid benefits provided under the Company’s employee benefits plans, subject to and in accordance with the terms of those plans;

(iv)                              any unpaid Bonus in respect to the completed fiscal year that ended prior to your Last Day as CMO;

(v)                                 rights to indemnification by virtue of your position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with the terms thereof; and

(v)                                 any accrued but unused vacation pay.

(vi)                              the Company will reimburse Executive for legal services in connection with the review of separation materials, up to a maximum of $5,000.  In order to receive this benefit, Executive will submit documentation of such expenses within 90 days after the expenses are incurred.

SECTION II: SUPPLEMENTAL SEVERANCE:

(1)                     Provided that you sign the Transition and Separation Agreement embodied in the attached letter by April 16, 2014, do not revoke your acceptance of the Agreement during

1

the seven day revocation period as provided in Paragraph 17(g), abide by the terms and conditions of the Transition and Separation Agreement, carry out all the advisor duties required by the CEO, and return all Company property immediately after the Transition Period ends or you are terminated, and in consideration for your execution of the waiver and release in Exhibit B on but not before your Last Day of Employment, you will be eligible to receive the Supplemental Severance and transition arrangements set forth below only upon the termination of your employment as Special Advisor:

(2)                     You will receive Supplemental Severance as follows:

(a)                                 Any and all “Accrued Obligations,” as that term is defined in Section 1(a) of the 2010 Employment Agreement, between April 21, 2014 and your last day of employment.

(b)                                 The “Termination Year Bonus” as that term is defined in Section 1(hh) of the 2010 Employment Agreement.

(c)                                  The “Severance Amount” as that term is defined in Section 1(bb) of the 2010 Employment Agreement.

(d)                                 Equity Awards granted to you at least one year prior to the termination of your employment with the Company that have not previously vested will vest in full, effective upon your last day of employment. All unvested RSUs will vest in full upon the expiration of the revocation period, without revocation.  You will have one hundred eighty (180) days from the last day of employment to exercise all of your vested Stock Options.  RSUs will be delivered in shares within 30 days following your last day of employment.

(e)                                  Provided that you timely elect continued coverage under COBRA health and dental coverage for you and your covered dependents may be continued during the Severance Term (as that term is defined in Section 1(cc) of the 2010 Employment Agreement), in accordance with the terms of the applicable Company plan in effect from time to time.  The Company will reimburse the you for the monthly COBRA cost of continued health and dental coverage paid by the Executive under the health and dental plans of the Company, less the amount that you would be required to contribute for health and dental coverage if you were an active employee of the Company; provided that such reimbursements shall not continue beyond the earlier of: (A) the eighteenth (18th) month anniversary of your Last Day of Employment, or (B) the date you commence employment with any person or entity and, thus, are eligible for health insurance benefits.

The payments provided for in Section II of this Exhibit A constitute “Supplemental Severance.”  It is understood that the Company will not make any 401(k) deductions or other benefit deductions from Severance.  The Company shall withhold all applicable state and federal tax from all payments made pursuant to the terms of Section II, above.

If you have any questions on your Benefit Plans, please call Nicole Schaeffer at (732-997-4524) or via e-mail at Nicole.Schaeffer@insmed.com.

2

EXHIBIT B

GENERAL RELEASE TO BE EXECUTED NOT EARLIER THAN

THE LAST DAY OF EMPLOYMENTWITH THE COMPANY

1.                                      In consideration of (i) the Company continuing to employ you in the role of Special Advisor to the CEO, (ii) the continued vesting during your employment as Special Advisor of all Equity Awards provided for under the 2010 Employment Agreement, and (iii) the Supplemental Severance provided for in Section II of Exhibit A to the Transition and Separation Agreement, you agree to the fullest extent permitted by law to waive, release and forever discharge the Company and each of its past and current parents, subsidiaries, affiliates and each of its and their respective past and current directors, officers, trustees, employees, representatives, agents, employee benefit plans and such plans’ administrators, fiduciaries, trustees, record-keepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”) from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until my last day of employment with the Company, arising out of or relating in any way to your employment relationship with the Company or the Company Releasees or other associations with the Company or the Company Releasees or any termination thereof.  Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq. (“ERISA”) (excepting claims for vested pension benefits, to the extent such vested benefits may exist), the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12101, et seq., the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Older Workers Benefit Protection Act (“OWBPA”), the Family and Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act (“FLSA”), 29 U.S.C. § 201 et seq., the New Jersey Law Against Discrimination, N.J. Stat. § 10:5-1 et seq. (“NJLAD”), the New Jersey Equal Pay Act, N.J.S.A. § 34:11-56.2 et seq., the New Jersey Civil Rights Law, N.J.S.A. § 10:1-1 et seq., the Conscientious Employee Protection Act, N.J. Stat. Ann. § 34:19-1 et seq. (“CEPA”), the New Jersey Family Leave Act (“NJFLA”), N.J. Stat. Ann. § 34:11B-1 et seq., New Jersey Wage and Hour Law, N.J.S.A. § 34:11-56a et seq., New Jersey WARN Laws, N.J.S.A. 34:21-1, et seq., the New Jersey Constitution, the common law of the State of New Jersey (including, but not limited to, “Pierce claims”), and any and all other federal, state, county, or local common laws, statutes, ordinances, or regulations, including, without limitation, claims of unlawful discharge, retaliation, breach of contract, quantum meruit, breach of the

3

covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, or claims for additional compensation or benefits arising out of your employment or the termination therefrom, and any claims for attorneys’ fees and costs.

2.                                      Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting:  (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any claim or right that may arise after the execution of this Agreement; or (v) any claim or right you may have under this Agreement.  In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state agency or your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Paragraph 1(a) of this Exhibit B, you are waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation or proceeding. To the extent you receive any personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payments made pursuant to Section II of Exhibit A of the Transition and Separation Agreement.

THIS RELEASE MUST BE SIGNED ON, BUT NOT BEFORE, YOUR LAST DAY OF EMPLOYMENT WITH THE COMPANY AS DEFINED IN SECTION 4 OF THE TRANSITION AND SEPARATION AGREEMENT.

UNDERSTOOD, AGREED TO
AND ACCEPTED WITH THE
INTENTION TO BE LEGALLY BOUND:

Renu Gupta, M.D.

Date:

4